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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                                WASHINGTON, D.C. 20549
--------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
   Pleasure Licensing LLC (1)                       (Month/Day/Year)       New Frontier Media, Inc. (NPPF)

-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)        February 12, 1999  5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                3. IRS or Social Se-        Director        X  10% Owner         (Month/Day/Year)
   59 Lake Drive, P.O. Box 946                      curity Number of    ----               ----
                                                    Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
    Hightstown        NJ               08502                                                                    X Reporting Person
                                                                                                               ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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   common stock (2)                                  700,000                        D

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).


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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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warrant (right to buy) (2)          2/12/99  2/12/04       common stock      700,000     $1.12         D
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warrant (right to buy) (3)          2/12/00  2/12/04       common stock       62,500     $2.125        D
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warrant (right to buy) (3)          2/12/01  2/12/04       common stock       62,500     $2.125        D
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warrant (right to buy) (3)          2/12/02  2/12/04       common stock       62,500     $2.125        D
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warrant (right to buy) (3)          2/12/03  2/12/04       common stock       62,500     $2.125        D
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warrant (right to buy) (4)          2/12/00  2/12/04       common stock       62,500     $2.125        D
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warrant (right to buy) (4)          2/12/01  2/12/04       common stock       62,500     $2.125        D
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warrant (right to buy) (4)          2/12/02  2/12/04       common stock       62,500     $2.125        D
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warrant (right to buy) (4)          2/12/03  2/12/04       common stock       62,500     $2.125        D
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Explanation of Responses:

(1) This Form 3 is filed jointly on behalf of Pleasure Licensing LLC ("Pleasure"), Michael Koretsky and Frank Koretsky (collectively, the "Reporting Persons"). The common stock and warrants are beneficially owned, as indicated in each instance, by one of the three Reporting Persons. Michael Koretsky and Frank Koretsky each own 50% of Pleasure. Michael Koretsky's address is 59 Lake Drive, P.O. Box 946, Hightstown, NJ 08502. Frank Koretsky's address is 59 Lake Drive, P.O. Box 946, Hightstown, NJ 08502.
(2)  Beneficially owned by Pleasure.
(3)  Beneficially owned by Michael Koretsky.
(4)  Beneficially owned by Frank Koretsky.



                                     PLEASURE LICENSING LLC




                                BY:  /S/ MICHAEL KORETSKY              FEBRUARY 22, 1999
                                     -------------------------     ---------------------
                                     Michael Koretsky                           Date
                                     Member


                                     /S/ MICHAEL KORETSKY              FEBRUARY 22, 1999
                                     -------------------------     ---------------------
                                     Michael Koretsky                           Date


                                     /S/ FRANK KORETSKY                FEBRUARY 22, 1999
                                     -------------------------     ---------------------
                                     Frank Koretsky                    Date



**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

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